Exhibit 10.10

October 15, 2013

Tony Brooks

6477 Memorial Drive

Frisco, TX 75034

Dear Tony:

I am pleased to provide you an updated Short-Term Incentive opportunity for Dean Foods effective October 15, 2013.

Here are the specifics of your opportunity:

Annual Incentive Opportunity

You will continue to be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive (STI) Plan. Your target amount is equal to 50% from 1/1/13 – 9/30/13, and 60% from 10/1/13 going forward. The financial component of your STI will be driven by the performance of certain financial targets for Dean Foods and the individual component will be based upon your performance against certain individual objectives. The STI payment will be calculated using your annualized base salary as of 12/31 of the incentive plan year.

Conclusion

Tony, I am very excited about your achievements thus far and look forward to your future contributions to Dean Foods. I am confident that with your experience, skills, vision and standards, you will continue to make significant contributions to our company in the years to come.

Best regards,

/s/ Kim Warmbier
Kim Warmbier
EVP, Chief HR Officer

Agreed and accepted:

/s/ Tony Brooks
Tony Brooks

10/21/13
Date